FOR IMMEDIATE RELEASE

PAY88, INC. TO INVEST ONE MILLION YUAN IN A
MAJOR CHINESE INFORMATION TECHNOLOGY COMPANY

BARNSTEAD, NH - JULY 28, 2008 - Pay88, Inc (OTCBB:PAYI) announced today that it plans to invest 1 million Yuan (about $150,000) in the Ziya Company, a major information technology company located in Hangzhou, China. The transaction is expected to be completed during August, 2008.

When completed, Qianbao Company, a wholly owned subsidiary of Pay88, Inc., will gain access to Ziya’s online sales technology. The two companies will work together in the development of a state-of-the-art, online gaming transaction platform to be utilized by Qianbao in the marketing of online prepaid game card products throughout Chongqing and other major cities in China.

Guo Fan, President and CEO, Pay88, said, “Ziya’s technology is known throughout China as the most advanced and best available. It will help us improve our software platform and technology skills, and enable us to compete and grow throughout China. We look forward to working with this fine company.”

Tao Fan, COO, Pay88, said, “Ziya is a pioneer in online sales systems. Its far reaching technology will help us develop brand new online gaming products which we can then market nationwide. As a result, this market expansion will help us increase revenues and profits in 2009 and well beyond.”

Ziya Co. has received a number of awards from businesses throughout China for its advanced and consumer friendly technology which has helped companies grow and become leaders in their respective industries.

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About Pay88, Inc.

Pay88, Inc. (OTCBB:PAYI) is a leading reseller of online multiplayer game time in China. The Company has successfully captured the leading distribution of online multiplayer game time in Chongqing, China, utilizing such popular consumer establishments as retail kiosks and internet cafes. Over the next 12 months, the Company plans to continue to develop new internet distribution web sites and increase its overall product line as well as expand in many additional Chinese cities. For additional information, visit www.iamseller.com/English/Index.aspx.

Forward Looking Statements

Certain information contained in this news release, including without limitation, statements related to Pay88’s outlook for 2008, which are based on management expectations, is considered forward looking statements. Investors and prospective investors are cautioned about factors which have in some cases affected Pay88’s actual results and could affect its actual results and cause them to differ materially from those expressed in any such forward looking statements. Actual results may also differ over factors which the Company has no control including general economic and business conditions, earthquakes or effects of war or terrorists acts on the capital markets or on company activities. Please refer to Risk Factors contained in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

Pursuant to a July 1, 2008 contract, Consulting for Strategic Growth 1, Ltd. (CFSG1) provides Pay88, Inc. with strategic consulting, business advisory and investor and media relations. Independent of CFSG1’s receipt of cash compensation from Pay88, CFSG1 may choose to purchase the Company’s common stock and thereafter liquidate those securities at any time it deems appropriate.

Contact:
Consulting for Strategic Growth 1

Investor Relations
Stanley Wunderlich, CEO
1-800-625-2236
Fax: 1-646-205-7771
info@cfsg1.com
www.cfsg1.com

Media Relations
Daniel Stepanek, EVP
1-646-205-7767
Fax: 1-646-205-7771
dstepanek@cfsg1.com